UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement with the Securities and Exchange Commission in connection with the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On October 25, 2021 (after 5:30 p.m. Eastern time) the Participants posted the following information on their website at www.advancingll.com and e-mailed such information to certain stockholders of the Company:

READ THIS BEFORE AWARDING MORE SHARES TO THE COMPANY

CytoDyn (CYDY or the Company) apparently wants more shares to reward itself for mediocrity. Form 4 filings posted October 20, 2021 shows that the Company board and executives rewarded themselves with options for nearly 7.0 million shares of stock worth an estimated $9.1 million. No wonder they are asking for another 200 million in authorized shares. Shareholders have been here before.

Recall that Civil Action : No. 2020-0307-PAF was filed in the Delaware Chancery Courts to challenge the actions of certain directors of the Company in awarding stock options to themselves and certain officers of the company in December of 2019 and January of 2020. The Delaware Chancery Court agreed with the assessment that the “December awards were likely not entirely fair and that the January awards were not entirely fair as there was "no meaningful process ... employed to protect the stockholders' interests" in determining to approve the December awards and the January awards. The December awards included an award of options for 2 million shares of the company's common stock to defendant Naser Pourhassan, as well as a warrant for an additional 2 million shares of the Company's common stock. The January awards awarded stock that would vest in the event that the company achieved breakthrough therapy designation for leronlimab, but that never occurred. (Judge’s Oral Decision, Civil Action : No. 2020-0307-PAF). The Delaware Chancery court openly raised concern in its oral decision that the settlement “does not expressly prohibit any attempt to grant replacement awards or other compensation to replace what has been forfeited in the settlement”. This concern was warranted. The same group of the defendants approving the awards have turned around and awarded themselves what can be described as replacement awards. This same group of defendants, about whose behavior deeply troubled the Chancery Court describing their behavior as “a case of unmitigated greed”, paid no heed to any of the Chancery Court’s words and are back to the business of self-dealing rewards:

•	Nader Pourhassan: 4.275 million in stock options.
•	Scott Kelly: 1.75 million in stock options.
•	Jordan Naydenov: 0.225 million in stock options.
•	Samir Patel: 0.225 million in stock options.
•	Alan Timmins: 0.225 million in stock options.
•	Gordon Gardiner: 0.225 million in stock options.

These awards may look familiar as they tend to replicate the awards forfeited in the Chancery complaint.

The ultimate cost to shareholders for the repeat of “case of unmitigated greed”? $9.1 million.

The Delaware Chancery court agreed to that settlement expressing misgivings about replacement awards. That same group of defendants “carrying out an act of unmitigated greed”, did it again. This is total contempt for not only the judicial process but the shareholders of CytoDyn.

The Company also seems to compensate its Independent Board members well for their independence. The Portland Business Journal recently published a list of the Highest-Paid Board Directors of Public Companies in Oregon & S.W. Washington The top three directors on the list were the three Independent Directors of the Company, all with compensation of approximately $1 million or higher.

Walmart, in its 2020 proxy statement, provided the compensation paid to its Independent Directors as follows:

Walmart’s compensation program for outside directors offers base compensation of a $175,000 annual stock grant and a $100,000 annual retainer. Outside directors who hold certain board positions receive an additional annual retainer: $35,000 for the lead independent director; $25,000 for audit committee members and for compensation, nominating, and governance committee members; and $20,000 for strategic planning and finance committee chairs and for technology and eCommerce committee chairs.

A review of proxy statements for other Fortune 500 companies provides similar results. The fourth director on the Portland Business Journal list was from ZoomInfo (FY 2021 revenue $476.2 million) who received approximately $600 thousand in total compensation in 2020.

Highest-Paid Board Directors of Public Companies in Oregon & S.W. Washington

Ranked by Compensation from serving on Oregon & S.W. Washington public company boards in 2020 or 2021 fiscal y

Rank	Director	Compensation From Serving On Oregon & S.W. Washington Public Company Boards In 2020 Or 2021 Fiscal Y
1	Timmins, Alan P.	1,041,001.00
2	Patel, Samir R.	1,017,800.00
3	Naydenov, Jordan G.	995,300.00

https://www.bizjournals.com/portland/news/2021/10/18/meet-the-10-highest-paid-corporate-board-directors.html